Exhibit 99.1

LIMITED BRANDS ANNOUNCES EXPIRATION AND RESULTS OF ITS

REGISTERED EXCHANGE OFFER

Columbus, Ohio, February 1, 2010 — Limited Brands, Inc. (NYSE: LTD) today announced the expiration and results of its offer to exchange (the “Exchange Offer”) its new 8.50% Senior Notes due 2019 (the “New Notes”) for its outstanding 8.50% Senior Notes due 2019 (the “Old Notes”).

The Exchange Offer expired at 5:00 p.m., New York City time, on January 29, 2010. The Bank of New York Mellon Trust Company, N.A., the exchange agent for the Exchange Offer, has advised that $500 million aggregate principal amount of the Old Notes were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer, representing 100% of the aggregate principal amount of Old Notes outstanding upon commencement of the Exchange Offer. All of the Old Notes validly tendered and not validly withdrawn have been accepted for exchange pursuant to the terms of the Exchange Offer.

Pursuant to the Exchange Offer, the company offered to exchange $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding Old Notes, upon the terms and subject to the conditions set forth in the company’s prospectus dated December 31, 2009 and the related letter of transmittal. The New Notes are substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended, and will not have any of the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes. The New Notes will evidence the same debt as the Old Notes. The company expects that settlement of the Exchange Offer will occur on or about February 2, 2010.

This announcement is neither an offer to buy or exchange nor a solicitation of an offer to sell or exchange any of the company’s securities. The Exchange Offer was made only pursuant to the Exchange Offer documents filed with the Securities and Exchange Commission, and include the prospectus and related letter of transmittal.

ABOUT LIMITED BRANDS

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 3,025 specialty stores. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements (as such term is defined in the Private Securities Reform Act of 1995). These forward-looking statements may include without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the company’s or management’s beliefs, expectations or opinions, and are subject to risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Further discussion of these and other potential risk factors may be found in the company’s public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K for the fiscal year ended January 31, 2009, its Registration Statement on Form S-4, as amended on December 15, 2009 and its Prospectus dated December 31, 2009, as filed with the SEC on December 31, 2009 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended.